UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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FIRST COMMUNITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605-0989
Notice of 2007
Annual Meeting of Stockholders
To the Stockholders of First Community Bancshares, Inc.:
The Annual Meeting of Stockholders of First Community Bancshares, Inc. will be held at Fincastle Country Club located at 1000 Country Club Drive, Bluefield, Virginia, at 11:30 a.m. local time on Tuesday April 24, 2007, for the purpose of considering and voting upon the following items as more fully discussed herein.
1.	The election of three directors to serve as members of the Board of Directors, Class of 2010.

2.	Amend the Articles of Incorporation of the Corporation to allow director nominees over the age of 70 to stand for election or re-election to the Board of Directors.

3.	The ratification of Dixon Hughes PLLC as the Corporation’s independent registered public accountants.

4.	The transaction of such other business as may properly come before the meeting, or any adjournment thereof. At this time, the Board of Directors knows of no other business to come before this Annual Meeting.
Only stockholders of record at the close of business on March 6, 2007, are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.
By Order of the Board of Directors
Robert L. Buzzo, Secretary
March 22, 2007
IMPORTANT
WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. YOU MAY VOTE BY THE FOLLOWING METHODS:
1.	By telephone: (866) 540-5760 until 11:59 p.m. eastern daylight time on April 23, 2007; or

2.	On the internet at http://www.proxyvoting.com/fcb until 11:59 p.m. eastern daylight time on April 23, 2007; or

3.	Complete, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the meeting. An addressed return envelope is enclosed for your convenience. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PROXY STATEMENT
1. ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
PENSION BENEFITS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
2. TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE THE MANDATORY RETIREMENT AGE FOR DIRECTORS OF THE CORPORATION
3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
ANNUAL REPORTS
STOCKHOLDERS’ PROPOSALS

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held on Tuesday, April 24, 2007
The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 24, 2007, at 11:30 a.m. local time at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia, and at any adjournment thereof.
The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy material, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.
This Proxy Statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 22, 2007.
Voting
Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the nominees as described herein under “Election of Directors.” FOR approval of the amendment to the Articles of Incorporation of the Corporation and FOR ratification of Dixon-Hughes PLLC as the Corporation’s independent registered public accountants.
Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.
The Board of Directors has fixed March 6, 2007, as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting and the holders of record will have one vote for each share so held in the matters to be voted upon by the stockholders. Stockholders of the Corporation do not have cumulative voting rights.
The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at a stockholder’s meeting with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. The amendment to the Corporation’s Articles of Incorporation and ratification of the independent registered public accountants require approval of the holders of a majority of the outstanding shares of Common Stock. Abstentions are considered in determining the presence of a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. Abstentions, however, will not affect the vote required for the election of directors. All of the proposals for consideration at the Annual Meeting are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.
As of the close of business on March 6, 2007, the outstanding shares of the Corporation consisted of 11,268,552 shares of Common Stock.

1. ELECTION OF DIRECTORS
The Corporation’s Board of Directors is comprised of nine directors, including eight non-employee directors, divided into three classes with staggered terms. All directors are elected for three-year terms. All directors have been determined to be independent by the Board of Directors except for Mr. John M. Mendez, who is employed by the Corporation as President and Chief Executive Officer.
The nominees for the Board of Directors to serve until the Annual Meeting of Stockholders in 2010 are set forth below. All nominees are currently serving on the Corporation’s Board of Directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. All nominees named herein have consented to be named and to serve as directors if elected.
No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, or marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

			Director of
		Principal Occupation and Employment Last Five Years;	Corporation	Class of
Name	Age	Principal Directorships and Committee Memberships	Since	Directors

Allen T. Hamner	65	Professor of Chemistry, West Virginia Wesleyan College; Director, First Community Bank, N. A.; Member of Audit, Compensation, Governance and Nominating and Executive Committees	1993	2010

B. W. Harvey	75	Retired Former President, Highlands Real Estate Management, Inc. (a company that provides commercial property leasing services); Director and Chairman First Community Bank, N. A.; Financial Expert on Audit Committee; Member of the Governance and Nominating and Executive Committees; Member of the Bank Loan Committee	1989	2010

John M. Mendez	52	President and Chief Executive Officer of the Corporation since June 2000; Director, Executive Vice President, First Community Bank, N. A. since June 2000; Past Senior Vice President – Finance & Chief Administrative Officer of the Corporation, from June 1988 to June 2000.Past Vice President, Chief Financial Officer & Secretary of the Corporation from June 1985 to June 1988;	1994	2010
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
NOMINEES FOR DIRECTOR.

Continuing Directors
The following persons will continue to serve as members of the Board of Directors until the Annual Meeting of Stockholders in the year of the expiration of their designated terms. The name, age, principal occupation and certain biographical information for each continuing director are presented below:

			Director of
		Principal Occupation and Employment Last Five Years;	Corporation	Class of
Name	Age	Principal Directorships and Committee Memberships	Since	Directors

Robert E. Perkinson, Jr.	59	Acting Executive Director, Bluefield Sanitary Board for the City of Bluefield, W.Va.; Former Mayor of City of Bluefield, W.Va.; Past Vice President-Operations, MAPCO Coal, Inc., Permac, Inc., Race Fork Coal Corporation, and South Atlantic Coal, Inc., (all coal mining operations); Director, First Community Bank, N. A.; Chairman of Audit Committee; Member of Bank Loan Committee	1994	2008

William P. Stafford	73	President, Princeton Machinery Service, Inc. (a machinery manufacturing and repair company); Chairman of the H. P. & Anne S. Hunnicutt Foundation; Chairman of the Board of the Corporation; Director, First Community Bank, N. A.; Chairman of Executive Committee; Member of the Bank Loan Committee	1989	2008

Harold V. Groome, Jr.	62	Chairman, Groome Transportation, Inc.; Chairman, Groome Transportation of Georgia, Inc. (providers of personal and business transportation services); Director, First Community Bank, N. A.; Member of the Bank Trust Committee; Member of Audit Committee and Chairman of Compensation Committee	2003	2008

I. Norris Kantor	77	Of Counsel, Katz, Kantor & Perkins Attorneys-at-Law; Director of Mercer Realty, Inc., a real estate management company; Director, First Community Bank, N. A.; Member of Bank Loan and Trust Committees; Chairman of Bank Compliance Committee	1989	2009

A. A. Modena	78	Retired Executive Vice President and Secretary of the Corporation; Director, First Community Bank, N. A.; Member of Compensation and Executive Committees, Chairman of Governance and Nominating Committee and Chairman of Bank Trust Committee; Director of Stone Capital Management, Inc. and Investment Planning Consultants, Inc.; Former President of the Flat Top National Bank of Bluefield and Executive Vice-President of its Trust and Financial Services Division.	1989	2009

William P. Stafford, II	43	Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC; Director, First Community Bank, N. A.; Member of the Compensation and Executive Committees; Chairman of the Bank Loan and Member of Trust Committee; Chairman of Stone Capital Management, Inc. and Investment Planning Consultants, Inc.	1994	2009

Executive Officers who are not Directors
The name, age, principal occupation and certain biographical information for each continuing executive officer are presented below:

			Officer of
		Principal Occupation and Employment Last Five Years;	Corporation
Name	Age	Principal Directorships	Since

Robert L. Buzzo	56	President and Director of First Community Bank, N. A. since June 2000; Vice President and Secretary of the Corporation since June 2000; past Chief Executive Officer of First Community Bank – Bluefield, a division of First Community Bank, N. A. from October 1994 to June 2000.	2000

E. Stephen Lilly	48	Chief Operating Officer of the Corporation since June 2000; Senior Vice President and Chief Operating Officer of First Community Bank, N. A. since June 2000; past Vice President- Operations of First Community Bank, N. A. from July 1997 to June 2000; Director of Stone Capital Management, Inc. and Investment Planning Consultants, Inc.	2000

David D. Brown	32	Chief Financial Officer of the Corporation since May 2006; Senior Vice President-Finance of First Community Bank, N. A. since May 2006; past Financial Reporting Coordinator of the Corporation from April 2005 to May 2006; past Corporate Auditor and Audit Manager of United Bankshares, Inc. from September 1999 to April 2005.	2005

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management
The following table sets forth, as of March 6, 2007, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock; (ii) directors and executive officers of the Corporation and its major subsidiaries; and (iii) all directors and executive officers of the Corporation as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.

	Amount and
	Nature
Name and Address of Beneficial	of Beneficial	Percent of
Owner or Number of	Ownership as of	Common
Persons in Group	March 6, 2007	Stock

The H. P. & Anne S. Hunnicutt Foundation (1)	1,222,100	10.85%
P.O. Box 309, Princeton, WV 24740

The Corporation’s Directors and Executive Officers:
David D. Brown (12)	570	*
Robert L. Buzzo (2)	44,928	*
Samuel L. Elmore	5,212
Harold V. Groome, Jr. (10)	15,995	*
Allen T. Hamner (3)(4)	17,525	*
B. W. Harvey (3)(5)	20,636	*
I. Norris Kantor (11)	31,460	*
E. Stephen Lilly (6)	29,219	*
John M. Mendez (7)	49,868	*
A. A. Modena (3)	29,549	*
Robert E. Perkinson, Jr. (3)(8)	45,162	*
William P. Stafford (9)	247,358	2.20%
William P. Stafford, II	153,775	1.36%

All Directors and Executive Officers as a Group (Thirteen Persons)	691,257	6.75%

*	Represents less than 1% of the outstanding shares.

(1)	Information obtained from a Schedule 13G dated March 17, 2003. The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private foundation. The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford, II. Neither director exercises sole voting or dispositive power over the shares held by the Foundation.

(2)	Includes 15,447 shares allocated to Mr. Buzzo’s Employee Stock Ownership and Savings Plan (“ESOP”) account. Also includes 29,181 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(3)	Includes 6,050 shares issuable upon exercise of currently exercisable options granted under the Directors’ Option Plan.

(4)	Includes 4,712 shares held by Mr. Hamner’s wife.

(5)	Includes 1,592 shares held by Mr. Harvey’s wife.

(6)	Includes 2,431 shares allocated to Mr. Lilly’s ESOP account. Also includes 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(7)	Includes 18,322 shares allocated to Mr. Mendez’s ESOP account. Also includes 30,230 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan. In addition, 1,151 shares have been pledged as security by Mr. Mendez.

(8)	Includes 4,292 shares held by the Robert E. Perkinson, Sr. Trust, 5,138 shares held by the Robert E. Perkinson, Jr. Trust in which Mr. Perkinson is deemed to share beneficial ownership and 5,938 shares held as agent for Mr. Perkinson’s wife. Mr. Perkinson is co-trustee of the Robert E. Perkinson, Sr. Trust and holds a remainder interest therein with two of his siblings, and he is co-trustee and sole beneficiary of the Robert E. Perkinson, Jr. Trust.

(9)	Includes 43,905 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership. Also includes 162,632 shares held jointly by Mr. Stafford and his wife, and 1,901 shares held by Mr. Stafford’s wife.

(10)	Includes 7,746 shares issuable upon exercise of currently exercisable options granted under the CommonWealth Bank Option Plan.

(11)	Includes 4,260 shares issuable upon exercise of currently exercisable options granted under the Directors’ Option Plan.

(12)	Includes 70 shares allocated to Mr. Brown’s ESOP account. Also includes 500 shares issuable upon exercise of currently exercisable options granted under the 2004 Omnibus Stock Option Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers, directors and persons who own more than 10% of the Corporation’s capital stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Reporting Persons are required by regulation to furnish the Corporation with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.
Based solely on review of the copies of such forms furnished to the Corporation, or written representations from its officers and directors, the Corporation believes that during, and with respect to, fiscal 2006, the Corporation’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act.
CORPORATE GOVERNANCE
Meeting Attendance
The Board of Directors held nine meetings during 2006. All directors attended at least 75% of all meetings of the Board and any committee of which they were members. Directors are encouraged to attend annual meetings of the Corporation’s stockholders. All directors attended last year’s Annual Meeting.
Board Committees
Audit Committee
The Board of Directors of the Corporation previously established an Audit Committee, which consists of Chairman Perkinson and Messrs. Hamner, Harvey and Groome, all non-employee members of the Board. Each Audit Committee member is independent under the NASDAQ Global Select listing standards as well as the Sarbanes-Oxley Act of 2002. The Audit Committee, which operates under a Board-approved charter, held thirteen meetings during 2006, reviews and acts on reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Corporation, the nature of service performed for the Corporation by, and the fees to be paid to, the Independent Registered Public Accounting Firm, the performance of the Corporation’s Independent Registered Public Accounting Firm and internal auditors, and the accounting practices of the Corporation. In 2003, the Board of Directors designated Mr. Harvey as the Audit Committee’s Financial Expert, based upon his qualifications and experience. The Audit Committee is responsible for the appointment of the Independent Registered Public Accounting Firm. The 2006 Report of the Audit Committee is presented beginning on page 9 of this Proxy Statement. The Corporation’s Audit Committee charter is available at the Corporation’s website at www.fcbinc.com.
Compensation and Retirement Committee
The Compensation and Retirement Committee, which operates under a Board-approved charter, consists of Chairman Groome and Messrs. Hamner, Modena, and Stafford, II, all of whom are independent. The Compensation Committee is responsible for the review and consideration of the form and amount of compensation and contractual employment terms of the President and Chief

Executive Officer of the Corporation; the review of compensation of other executive officers; and the review of stock-based compensation plans and various non-qualified compensation and retirement programs maintained by the Corporation.
Other responsibilities of the Compensation and Retirement Committee include the development of proposed contractual terms of employment and establishment of a framework for a competitive compensation package for the Chief Executive Officer and long-term compensation programs for all executive officers that adequately reward performance. In carrying out its responsibilities, the Compensation and Retirement Committee considers: i) the need to retain competent and effective management personnel; ii) past performance of the Chief Executive Officer and other executive officers as measured against predetermined goals and objectives; and iii) the achievement of overall corporate goals.
The Compensation Discussion and Analysis regarding compensation matters is presented beginning on page 11 of this Proxy Statement, and the 2006 Report of the Compensation and Retirement Committee is presented on page 9 of this Proxy Statement. In addition, the Corporation’s Compensation and Retirement Committee charter is available at the Corporation’s website, www.fbcinc.com.
Executive Committee
The Board of Directors of the Corporation previously established an Executive Committee, which consists of Chairman Stafford and Messrs. Hamner, Harvey, Mendez, Modena, and Stafford, II. Except for Mr. Mendez, each member of the Executive Committee is independent. The Executive Committee held no meetings during 2006. The Executive Committee is empowered to act on behalf of the Board on most corporate matters not involving business combinations.
Governance and Nominating Committee
The Governance and Nominating Committee is comprised of Messrs. Harvey, Hamner, Kantor and Modena, all independent directors. This Committee operates under a Board-approved charter that outlines Committee responsibilities, including review of the composition and qualifications of the Board of Directors, periodic evaluation of the Board and its effectiveness, review of Board membership needs, search, screening, and evaluation of director nominees and the evaluation of and response to stockholder proposals regarding board composition and membership, when and if presented to the Corporation. The Committee also annually reviews and reassesses the adequacy of corporate governance practices of the Corporation, recommends any proposed improvement and changes to the Board for approval, and considers other corporate governance matters and related issues including review of conflicts of interest and matters involving the Corporation’s Code of Conduct.
The Governance and Nominating Committee replaced the former Nominating Committee in August of 2006. Changes were made to the Committee’s charter and duties at that time. The Corporation’s Governance and Nominating Committee charter is available at the Corporation’s website at www.fbcinc.com.
Nominations to the Board of Directors by stockholders to be considered at the 2007 Annual Meeting of Stockholders must be made in writing and delivered or mailed to the Corporate Secretary not less than thirty days prior to the 2007 Annual Meeting. However, in the event that less than thirty days notice of the 2007 Annual Meeting is given to stockholders, such notice of nomination shall be mailed or delivered to the Corporate Secretary no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, number of shares beneficially owned by the candidate, qualifications for Board membership, and any other information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the nominating stockholder’s name, address, and number of shares beneficially owned and holding period of each share.
The Committee believes that Board members and nominees to the Board of Directors must at a minimum possess the ability to read and understand financial statements, have a history evidencing the ability to make sound business decisions, be possessed of strong personal financial standing, be possessed of good moral character and demonstrate high ethical behavior. At least one member of the Board must possess superior financial expertise to such a degree so as to be designated as a financial expert not only by the Board of Directors, but in particular by the Audit Committee on which the financial expert would serve.

The Governance and Nominating Committee will consider stockholder recommendations for Board candidates when the recommendations are properly submitted. Any stockholder recommendations for candidates to be nominated for Board service submitted under the criteria summarized above should be addressed to:
Corporate Secretary
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
Transactions with Directors and Officers
Some of the directors and officers of the Corporation and members of their immediate families are at present, as in the past, customers of the Corporation’s subsidiary bank, and have had and expect to have transactions with the bank. In addition, some of the directors and officers of the Corporation are, as in the past, also officers of or partners in entities that are customers of the bank and have had and expect to have transactions with the bank. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an officer or employee of the Corporation and no such member or executive officer of the Corporation has a relationship that would constitute an interlocking relationship with executive officers or directors of another public corporation.
Report of Compensation and Retirement Committee
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K.
Harold V. Groome, Jr.
Allen T. Hamner
A. A. Modena
William P. Stafford, II
This Compensation and Retirement Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Report of the Audit Committee
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Corporation’s accounting functions, financial reporting process and internal controls.
The responsibilities of the Audit Committee include the appointment of an Independent Registered Public Accounting Firm to be engaged as the Corporation’s Independent Registered Public Accounting Firm for the purpose of performing an audit of the Corporation’s financial statements, expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted within the United States, and expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Additionally, and as appropriate, the Audit Committee reviews, evaluates, discusses, and consults with management, internal audit personnel, and the Independent Registered Public Accounting Firm regarding the following:
•	the plan for, and Independent Registered Public Accounting Firm’s report on, each audit of the Corporation’s financial statements;

•	the Corporation’s financial disclosure documents, including all financial statements and reports sent to stockholders;

•	changes in the Corporation’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the effectiveness of the Corporation’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Corporation that promotes ethical behavior.
The Audit Committee Charter incorporates standards set forth in Securities and Exchange Commission regulations and the listing standards of the NASDAQ Global Select market. After appropriate review and discussion, the Audit Committee determined that the Committee fulfilled its responsibilities under the Audit Committee Charter in 2006.
The Audit Committee is responsible for recommending to the Board whether the Corporation’s financial statements be included in its annual report. The Committee held thirteen meetings during the fiscal year 2006 and took a number of steps in making the Independent Registered Public Accounting Firm recommendation. First, the Audit Committee discussed with its Independent Registered Public Accounting Firm those matters the firm communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the Independent Registered Public Accounting Firm’s independence with that firm and received a letter from the Independent Registered Public Accounting Firm concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the Independent Registered Public Accounting Firm’s independence and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Corporation’s management and the Independent Registered Public Accounting Firm, the Corporation’s audited consolidated balance sheet at December 31, 2006 and consolidated statement of income, cash flows and stockholders’ equity for the year then ended. Based on discussions with the Independent Registered Public Accounting Firm concerning the audit, the independence discussions, the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that these financial statements be included in the Corporation’s 2006 Annual Report to Stockholders and its Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Robert E. Perkinson, Jr., Chairman
Harold V. Groome, Jr.
Allen T. Hamner
B.W. Harvey
This Audit Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Audit Fees
In 2006, the Audit Committee selected Dixon Hughes PLLC as the Corporation’s Independent Registered Public Accounting Firm for the year ended December 31, 2006. Prior to that selection, Ernst & Young LLP served as the Corporation’s Independent Registered Public Accounting Firm. Fees for professional services provided by both firms for the respective fiscal years ended December 31 are set forth below:

	2006	2005
Dixon Hughes PLLC
Audit fees	$425,524	$—
Audit-related fees	1,500	—
All other fees	—	—
Tax fees	—	—

Ernst & Young LLP
Audit fees	$75,040	$601,234
Audit-related fees	—	—
All other fees	—	—
Tax fees	—	—
Fees for audit services include fees associated with the annual audit of the Corporation’s financial statements and management’s assessment of internal controls over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q and annual report on Form 10-K, review of other documents filed with the Securities and Exchange Commission and required statutory audits. Audit-related fees primarily include fees paid for certain accounting consultations. As indicated above, no fees were paid related to tax or any other services. All services described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the Independent Registered Public Accounting Firm. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Independent Registered Public Accounting Firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions at its next scheduled meeting.
COMPENSATION DISCUSSION AND ANALYSIS
The Corporation’s Compensation Committee is empowered to review and submit for the approval of the full Board of Directors, the annual compensation and compensation procedures for the Corporation’s executive officers, including the named executive officers (“NEO’s” or “Senior Executives”) listed in the Summary Compensation Table set forth below. The Corporation’s 2006 NEO’s include the President & Chief Executive Officer, the Chief Financial Officer and three additional executives, who together comprise the five highest compensated executives employed by either the Corporation or its banking subsidiary. The following discussion and analysis addresses all material elements of the Corporation’s compensation for its NEO’s.
Objectives of Executive Compensation Program
The objectives of the Corporation’s compensation programs are to attract and retain highly qualified executive officers to ensure that the long-term financial objectives of the Corporation are met. A further objective of the compensation program is to provide incentives and reward each executive for his or her contributions to the Corporation. In particular, the goals are to reward past performance, incent future performance and align executives’ long-term interests with those of investors. The Corporation strives to be competitive in total compensation available to executives. Employment agreements are used when necessary and appropriate to ensure that the services of key executives are retained and to provide non-compete arrangements in order to protect the Corporation.
Compensation Programs Designed to Reward Performance
The Corporation believes that the quality, skills and dedication of senior executive officers are key factors affecting both the short and long-term performance and value of the Corporation. The Corporation also believes that a significant portion of a

Senior Executive’s compensation should be tied not only to individual performance, but also to the performance of the Senior Executive’s business unit, division, department or function and to the Corporation’s performance measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid at or more than expected levels, respectively. When performance does not meet key objectives, incentive award payments, if any, should be less than higher performance levels.
Role of Senior Executives in Compensation Decisions
With the foregoing mission in mind, the Compensation Committee determines the compensation program for the Chief Executive Officer (the “CEO”), which is designed to reward performance as measured against pre-determined performance objectives. The CEO then works closely with the Compensation Committee to develop compensation plans specific to the other Named Executive Officers (“NEOs”) that link each executive’s pay to his of her performance through annual incentive bonus arrangements.
Elements of Compensation and Rationale for Pay Mix
A variety of compensation elements are used to achieve the Corporation’s goals, including base salary, annual bonuses, stock option awards, restricted stock awards, deferred compensation plans, a supplemental retirement plan, automobile allowances and payment of country club dues, all of which are discussed below. The Compensation Committee relies on its review of performance and business judgment regarding its yearly assessment of the CEO and, in turn, upon the CEO’s assessment regarding the performance of the other executives and their impact on the Corporation’s overall financial performance, to determine the amount and types of compensation awarded to executives. Factors influencing the Compensation Committee’s judgment include:
•	the Corporation’s actual financial performance compared to plan and the role the executive played in such performance;

•	operational and strategic goals established for the executive at or before the beginning of the year and whether such goals were met;

•	level of the executive’s responsibilities within the Corporation;

•	the executive’s contribution to the Corporation’s overall financial results; and

•	the executive’s effectiveness in implementing and delivering the Corporation’s initiatives.
The Committee also considers each executive’s current salary and previous year bonus and the need to establish a balance between incentives for long-term and short-term performance.
Base Salaries
Base salaries for Senior Executives are determined by evaluating a Senior Executive’s level of responsibility and experience and the comparison of the Corporation’s actual performance to targeted performance goals. Adjustments to base salaries, if any, are driven by individual performance and an evaluation of the Senior Executive’s success in achieving business results, implementing the Corporation’s strategies, coupled with demonstration of leadership skills. In general, the Compensation Committee establishes annual target performance goals for the CEO that will correspond to achievement of the Corporation’s budgeted net income, return on average equity and growth in assets for the ensuing year. The Compensation Committee does not consider comparative industry peer group compensation statistics when establishing the level or types of compensation awarded to the CEO and the NEO’s. When considering the base salary of Senior Executives for 2006, the Compensation Committee considered the Corporation’s continued achievement of the following short-term and long-term goals:
•	meet earnings per share and net income after tax goals;

•	grow and support the banking subsidiary’s branch banking network;

•	grow other income;

•	meet efficiency goals; and

•	communicate strategy and financial results effectively.

Base salary decisions for 2006 reflected the Corporation’s success in meeting these goals as well as the individual goals of each Senior Executive. The Compensation Committee, after obtaining recommendations from the CEO, recommended and the Board approved adjustments to base salaries.
Base salary constitutes 75% — 95% of total annual compensation, while performance bonus, if any, approximates 5%-25% of the CEO’s total annual compensation depending upon the outcome of an annual performance review and performance against pre-determined goals set by the Compensation Committee, subject to approval by the independent members of the Board.
Bonus Pool
The Compensation Committee oversees establishment of an annual bonus pool that is targeted to reward achievement for outstanding results beyond those targeted. In 2006, coupled with the use of its judgment to assess the performance of the CEO and NEO’s, the Committee adopted a “Performance Compensation Formula” (“PCF”) to gauge eligibility and to calculate amounts available for a bonus pool, with an established minimum and maximum potential collective bonus pool for the CEO, NEOs and other Senior Executives. For 2006, the PCF was designed to compensate and reward performance based upon annual growth in both the Corporation’s fully diluted earnings per share and in total assets. Performance targets were established that were achievable, but required better than expected planned performance. In 2006, based upon the Corporation’s record setting performance, the NEO’s achieved approximately 34% of the maximum PCF, indicative of the ambitious goals established in advance of the year.
Stock Option Plans and Stock Ownership Plans
The granting of stock options serves as an effective long-term incentive for Senior Executives to continue with the Corporation and strive to excel in their performance. Each stock option permits the Senior Executive, generally for a period of ten years, to purchase one share of the Corporation’s stock at the exercise price, which is the closing price of the Corporation’s stock on the date of grant. Stock options have value only to the extent the price of the Corporation’s stock on the date of exercise exceeds the exercise price. Stock options granted in 2006 will generally become exercisable in four equal installments beginning one year from the date of grant. The number of stock options granted to Senior Executives and the value of these awards based on the Black-Scholes pricing model, are shown in the Grant of Plan-Based Awards Table below.
The stock option programs are an important element in the Corporation’s efforts to identify, develop and motivate current and future leaders who will sustain the Corporation’s performance as it continues to focus on providing a high caliber of financial services. The granting of stock options reinforces within the Corporation the entrepreneurial environment and spirit of a small company by providing real incentives for employees to sustain and enhance the Corporation’s long-term financial performance. Both the Senior Officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to the Corporation’s future success.
Various individuals are involved in the stock option granting process. The Compensation Committee recommends for approval to the Board of Directors stock option grants to Senior Executives, employees and directors of the Corporation. The Compensation Committee, with the assistance of the Corporation’s General Counsel and its Senior Vice-President of Human Resources, oversees the stock option practices and administration of the Corporation’s various stock option plans. The Chief Financial Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with FAS 123R.
A primary objective of the Corporation’s Stock Option Plans is to strengthen the relationship between the long-term value of the Corporation’s stock price and the potential financial gain for the Senior Executives. Stock options provide Senior Executives as well as Directors and employees of the Corporation with the opportunity to purchase the Corporation’s Common Stock at a price fixed on the grant date regardless of future market appreciation. Therefore, a stock option becomes valuable only if the Corporation’s Common Stock price increases above the option exercise price and the holder of the option remains employed by the Corporation. Stock options also link a portion of the recipient’s compensation to stockholders’ interests by providing an incentive to increase the market value and thus the price of the stock.

The Board may from time to time grant to eligible participants awards of incentive stock options or non-qualified stock options; provided however, that awards of incentive stock options shall be limited to employees of the Corporation or any of its subsidiaries. Options intended to qualify as incentive stock options must have an exercise price at least equal to the fair market value of a share of Common Stock at the time of grant. Non-qualified stock options may have an exercise price that is equal to, below, or above the fair market value of a share of Common Stock at the time of grant. The exercise price applicable to a particular award shall be set forth in each individual award agreement.
The Board may from time to time grant restricted stock awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.
The Board may, in its discretion, grant performance awards that become payable on account or attainment of one or more performance goals established by the Board. Performance awards may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined in the sole discretion of the Board.
Incentive stock options and non-qualified stock options granted to participants shall become vested so that 25% of the option award shall vest as of the date of the grant and 25% of the option award shall vest on each one year anniversary thereafter, so that 100% of such option award shall be vested as of the third anniversary of the date of grant, unless otherwise determined in the discretion of the Board and memorialized in the stock award agreement. Notwithstanding the foregoing, no vesting shall occur on or after the date that an employee’s employment or personal services contract with the Corporation or any of its subsidiaries terminates for any reason other than his death, disability or retirement. In determining the number of shares of Common Stock with respect to which such awards are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.
Awards granted to a participant shall generally be exercisable at any time on or after it vests until the earlier of (i) ten (10) years after its date of grant or (ii) the date that is six (6) months (ninety (90) days in the case of incentive stock options granted to employees) following the last day on which the participant is employed or renders services for the benefit of the Corporation or its subsidiaries.
In 1999, the Corporation instituted a Stock Option Plan (the “1999 Plan”) to encourage and facilitate investment in the Common Stock of the Corporation by key executives and to assist in the long-term retention of service by those executives. The 1999 Plan covers key executives as determined by the Corporation’s Board of Directors from time to time. Options under the 1999 Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the 1999 Plan set at 332,750 shares. Total options granted and outstanding under the 1999 Plan at December 31, 2006 represent the right to acquire an aggregate of 218,393 shares. Under the 1999 Plan, an optionee is deemed to have been granted options in five annual installments on January 1 of each year beginning January 1, 1999 through January 1, 2003. All stock options granted pursuant to the 1999 Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value of the Corporation’s Common Stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the 1999 Plan are exercisable for a period of five years after the date of the grantee’s retirement (provided retirement occurs at or after age 62), disability, or death. If employment is terminated other than by retirement at or after age 62, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.
In the event of a change of control or upon dissolution of the Corporation, the stock options granted under the 1999 Plan continue to vest and are exercisable in accordance with the terms of the original grant. Change of control provisions further provide that any optionee who is terminated without cause by the Corporation, its successor or affiliate during the 12 months preceding, or at any time following a change of control, and any participant who remains employed by the Corporation or any affiliate during the 90-day period following a change of control and thereafter resigns, shall continue to receive grants on the deemed grant dates and vest as if the optionee continued to be employed, and optionee, or his estate, shall be entitled to exercise such options within five years after death or attainment of age 62, whichever first occurs.
In addition, the 2003 acquisition of The CommonWealth Bank added additional stock options of 120,155 shares (124,380 shares adjusted by the merger conversion factor of .9015 and the 10% stock dividend in 2003). These options included awards to employees and directors and were issued by The CommonWealth Bank in 12 grants beginning in 1994 and ending in 2002 with adjusted exercise prices ranging from $4.75 to $17.40. These options are fully vested and are exercisable for up to ten years following the grant date. At December 31, 2006, 22,792 option shares were outstanding and exercisable under the former CommonWealth Plan.
At its regularly scheduled meeting in January 2004, the Board of Directors adopted an additional plan, the 2004 Omnibus Stock Option Plan (the “2004 Plan”) of the Corporation, which was subsequently approved by the stockholders of the Corporation at the 2004 Annual Meeting. A total of 200,000 shares of Common Stock were reserved for future issuance pursuant to the 2004 Plan. The Board shall, in its discretion, determine from time to time which employees, officers, directors, consultants or independent contractors will participate in the 2004 Plan and receive awards under the 2004 Plan.
The purpose of the 1999 Plan and 2004 Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging officers, employees, directors and individuals performing services for the Corporation as consultants or independent contractors to focus on critical long-range objectives; (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications; and (c) linking officers, employees, directors, consultants and independent contractors directly to stockholder interests through ownership of the Corporation. Each of the 1999 Plan and the 2004 Plan seeks to achieve this purpose by providing for awards in the form of options to purchase shares of the Corporation. Awards may be granted individually or in tandem with other awards.
In addition, the Corporation’s qualified Employee Stock Ownership and Savings Plan (KSOP) has permitted the NEO’s as well as most of the Corporation’s employees to become long-term stockholders of the Corporation. The KSOP has served as the Corporation’s principal form of retirement plan since 1996. Although recent amendments to Section 409A of the Code require the Corporation to emphasize the importance of diversification of KSOP shares to participants, it is positive to note that the NEO’s continue to hold approximately 8.2% of the 461,925 shares currently held beneficially by the KSOP. Although not the recipients of any restricted stock or option awards under the 2004 Plan, Messrs. Mendez, Buzzo and Lilly hold outstanding vested and unvested options granted to them under the 1999 Plan, which upon exercise between now and full vesting in 2009 would result in the acquisition of additional shares totaling 42,323 (Mr. Mendez); 35,667 (Mr. Buzzo); and 31,280 (Mr. Lilly). No option re-pricing has occurred under either the 1999 Plan or the 2004 Plan.
Stock Options and Restricted Stock Awards
Samuel L. Elmore, who retired on January 1, 2007, is the only NEO to be granted options and/or restricted stock awards under both the 1999 Plan and the 2004 Plan. Before retiring, Mr. Elmore served in a dual role as both Regional Executive for the Corporation’s Beckley, West Virginia, banking unit and also as the Corporation’s Chief Credit Officer at the Corporation’s headquarters in Bluefield, Virginia. The Corporation awarded shares of restricted stock to Mr. Elmore under the 2004 Plan as an enticement to continue service in this dual capacity over a period of three years. At December 31, 2006, Mr. Elmore was eligible to acquire an additional 6,480 shares upon the exercise of vested options under the 1999 Plan coupled with an additional award of 1,000 shares of restricted stock under the 2004 Plan. Vesting ceases upon retirement and options are subject to forfeiture if the NEO terminates employment prior to a vesting date. Unexercised vested options are also subject to forfeiture if not exercised within 90 days of early retirement or termination of employment. David D. Brown has previously been the recipient of awards under the 2004 Plan totaling 1,500 restricted stock awards and 11,000 options, both of which are scheduled to vest over a period of three years (restricted stock) and four years (options).
All stock options under both the 1999 and 2004 Plans have exercise prices not less than fair market value of the Common Stock on the date of grant. Stock options under the 1999 Plan vest ratably over seven years, while stock options and restricted stock awards under the 2004 Plan vest ratably over three to six years as recommended by the Board of Directors. The 1999 and 2004 Plans prohibit discounted stock options, reload stock options and stock option re-pricing. The Corporation does not provide loans to the NEO’s for purposes of exercising options. The average number of options granted over the past three years as a percentage of basic shares outstanding was less than 1%. Historically, the NEO’s have not been subject to stock ownership guidelines.
Retirement, Health and Welfare Benefits

The Corporation offers a variety of health and welfare programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the employees. The health and welfare programs are intended to protect employees against catastrophic medical loss and encourage a healthy lifestyle. These programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Corporation offers a 401(k) savings and retirement plan, which is generally available to all employees, including Senior Executives.
Non-qualified Deferred Compensation Plans
The Corporation sponsors two non-qualified deferred compensation plans to permit the NEO’s and other highly compensated employees who participate in the Corporation’s KSOP to defer amounts in excess of contribution limits imposed by provisions of the Code. All NEO’s are currently eligible to participate in these non-qualified plans and, with the exception of Mr. Brown, are current participants or have balances of previously deferred compensation in one or both of these plans. The governing plan documents require the Corporation to delay distributions from these non-qualified plans to the NEO’s for a period of six months beyond actual retirement or termination dates. Assets of the Non-qualified Deferred Compensation Plan and the Supplemental Executive Retention Plan are held in Rabbi trusts which are intended to ensure fulfillment of the Corporation’s obligations, although they remain assets of the Corporation and are subject to the rights of creditors.
Supplemental Executive Retention Plan
In 1999, the Corporation established a Supplemental Executive Retention Plan (“SERP”) for key members of senior management, including the individuals named in the Summary Compensation Table. The SERP provides for a benefit at normal retirement (age 62) targeted at 15% of final compensation projected at an assumed 3% salary progression rate. Benefits under the SERP become payable at normal retirement age 62 even if early retirement at age 60 is taken. Actual benefits payable under the SERP are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Corporation’s tax-effected cost of funds for that plan year. Benefits under the SERP are dependent on the performance of the insurance contracts and are not guaranteed by the Corporation.
In connection with the SERP, the Corporation has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Life Insurance Agreements”) with Messrs. Mendez, Buzzo and Lilly covered under the SERP. Under the Life Insurance Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the SERP. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.
The SERP also contains provisions for change of control, as defined, which allow the executives to retain benefits under the SERP in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the executive voluntarily terminates his employment within 90 days following the change in control.
The vesting schedule under the SERP provides for graded vesting of benefits. Benefits under the SERP, which begin to accrue with respect to years of service under the SERP, vest 25% after five years, 50% after ten years, 75% after 15 years, and an additional 5% per year thereafter, with vesting accelerated to 100% at age 62.
Perquisites and Other Personal Benefits
The Corporation provides NEO’s with perquisites and other personal benefits that the Corporation and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to its NEO’s. Perquisites include the following:
•	Use of Aircraft – The Corporation holds a fractional interest in a private aircraft through its ownership interest in a limited liability company. The aircraft is used by the Corporation for travel throughout the Corporation’s branch network, which spans four states, by the NEO’s, members of the Board and other employees. The Corporation has determined that the aircraft provides an efficient use of both capital and personnel and significantly enhances productivity of key personnel. Personal use of the aircraft is prohibited by the Corporation.

•	Corporate Automobiles/Allowance – The Corporation provided Mr. Elmore the use of a Corporation-owned vehicle as an incentive to commute approximately one hundred miles to and from the Corporation’s headquarters in fulfillment of his dual roles as outlined above. Mr. Elmore was credited with compensation of $4,401 for personal use of the Corporation provided vehicle in 2006. In lieu of Corporate vehicles, Messrs. Mendez, Buzzo and Lilly were each provided an annual automobile allowance of $8,400. The Corporation discontinued its previous practice of providing automobiles to the CEO and other NEO’s in 2005. Automobile allowances provide a cost effective means of compensation for business travel and shift the burden of maintenance costs to the executive. Taxable auto allowances also avoid time and cost associated with documentation of business and personal use of Corporate vehicles.

•	Country Club Dues – The Corporation advanced Country Club dues on behalf of Messrs. Mendez ($4,500), Buzzo ($3,908), Lilly ($4,500) and Elmore ($6,540) as an added perquisite commensurate with job performance, level of responsibility and as a means to provide NEO’s comparable benefits to those available at other similarly located and like-sized companies. The Corporation considers the payment of country club dues to be an appropriate part of the overall NEO’s’ compensation packages in order to provide a comfortable, relaxed setting for the NEO’s to conduct business on behalf of the corporation, to socialize with other business and community leaders and to entertain the corporation’s business customers and prospects. All costs associated with personal use of a country club by the named executive or family members are borne by the NEO and not the Corporation.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any year with respect to the CEO or any other Senior Executive unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The Corporation has qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including certain compensation expense related to options granted. The Corporation may from time to time pay compensation to its Senior Executives that may not be deductible, including discretionary bonuses or other types of compensation outside of plans. Although the Corporation has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there may be circumstances where its interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.
Although equity awards may be deductible for tax purposes by the Corporation, the accounting rules pursuant to FAS 123R require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.
Employment Agreements
The Corporation entered into an employment agreement with Mr. Mendez in October 2000 (the “Agreement”). The Agreement provides that Mr. Mendez will serve as President and Chief Executive Officer of the Corporation for a three-year period with annual renewals contemplated for a rolling three-year period or until the Corporation terminates his employment or he resigns. The Agreement provides that Mr. Mendez is eligible for the Corporation’s employee benefit plans and other benefits in the same manner as and to the same extent as the Corporation’s other executive officers. The Agreement also provides that Mr. Mendez will receive severance benefits consisting of his then current salary and benefits for a period of 35 months after termination if, prior to the Agreement’s expiration, the Corporation voluntarily terminates his employment for any reason other than “cause” (as defined in the Agreement) or if either he or the Corporation terminates his employment due to a change in the ownership or control (as defined in the Agreement) of the Corporation within three years following such a change in ownership or control. Payment of Mr. Mendez’s severance and post-termination benefits would, to the extent required by Section 409A of the Code, be delayed for a period of six (6) months after termination of employment with the Corporation.
Mr. Mendez’s Agreement also contains confidentiality provisions to protect the Corporation’s proprietary information and trade secrets. The Agreement also provides a covenant not to compete during his employment term and for a period of thirty six (36) months after termination as further detailed in the Agreement. In 2006 there were no recommended changes in the employment contract of the CEO. In addition, the Corporation has entered into similar employment agreements with Messrs. Buzzo and Lilly.
Indemnification Agreements
The Corporation and its subsidiary bank have Indemnification Agreements for all directors, NEOs, and certain other officers. The Indemnification Agreements indemnify each director and officer to the fullest extent permitted by law. The Indemnification Agreements cover all expenses (including attorneys fees), judgments, fines and amounts paid in settlement, if such settlement is approved in advance by the Corporation, paid in any matter relating to the director’s or officer’s role as the Corporation’s director, officer, employee or agent when serving as its representative with respect to another entity. A director or officer would not be entitled to indemnification in connection with a proceeding or claim initiated by such director or officer voluntarily and that is not a defense.
SUMMARY COMPENSATION TABLE
The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to the Corporation’s President and Chief Executive Officer, Chief Financial Officers, and to the other three named executive officers during the year ended December 31, 2006.

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name of Individual /				Stock	Option	Compen-	sation	Compen-
Capacities Served	Year	Salary	Bonus (2)	Awards (1)	Awards (1)	sation (5)	Earnings (4)	sation (3)	Total
John M. Mendez	2006	$364,000	$75,000	$—	$41,678	—	$28,845	$47,514	$557,037
President & Chief Executive Officer

David D. Brown	2006	88,492	25,000	3,290	5,975	—	—	2,231	124,988
Chief Financial Officer (beginning May 2006)

Robert L. Buzzo	2006	208,000	10,000	—	22,347	—	32,175	40,278	312,800
Vice President and Secretary

Samuel L. Elmore	2006	195,000	—	26,240	7,766	—	—	31,980	292,266
Chief Credit Officer (Retired effective Jan. 1, 2007)

E. Stephen Lilly	2006	208,000	40,000	—	22,306	—	13,696	37,642	321,644
Chief Operating Officer

Mark A. Wendel	2006	97,481	—	—	—	—	—	3,877	101,358
Chief Financial Officer (Ending April 2006)

(1)	Reflects grant date fair value of current vesting of awards

(2)	The bonus paid to each NEO in 2007 was based upon the annual performance review for 2006 under a plan that previously disclosed performance objectives to the executives. The payment of any such bonus to any NEO would be an 8-K triggering event under Item 5.02(f) unless reported in this proxy.

(3)	These items are further explained in the following table entitled “Summary of All Other Compensation”

(4)	The amounts reported represent the difference between the vested liability balance at the end of 2006 and 2005.

(5)	The Company currently has no nonequity incentive compensation plan.

In review of cash compensation of the CEO for the 2006 fiscal year, the Board of Directors awarded a merit increase that resulted in a total increase in base compensation from $350,000 to $364,000 annually. This salary adjustment was effective January 1, 2006. The Board of Directors also awarded merit increases to the base compensation of other NEOs annually as follows: David D. Brown from $70,000 to $88,492; Robert L. Buzzo from $200,000 to $208,000; Samuel L. Elmore from $190,000 to $195,000; and E. Stephen Lilly from $200,000 to $208,000.
For 2006 the Board of Directors considered the performance of the CEO against pre-determined performance objectives and established operating budgets for the Corporation, which served as the basis for their recommendation of an annual bonus. The actual bonus payment to the CEO in the first quarter of 2007 was $75,000, based on a performance review for the 2006 fiscal year.
The following “Summary of All Other Compensation Table” provides further detail to the Summary Compensation Table above.

		Total
		Retirement
		Plan	Total	Split Dollar
		Matching	ESOP	Life	Life
Name of Individual	Year	Contribution	Contribution	Insurance (2)	Insurance (3)	Perquisites (1)	Total
John M. Mendez	2006	$11,855	$15,220	$744	$6,795	$12,900	$47,514

David D. Brown	2006	—	2,231	—	—	—	2,231

Robert L. Buzzo	2006	12,977	8,652	899	5,442	12,308	40,278

Samuel L. Elmore	2006	13,358	8,905	—	3,177	6,540	31,980

E. Stephen Lilly	2006	13,016	8,678	331	2,717	12,900	37,642

Mark A. Wendel	2006	—	—	—	—	3,877	3,877

(1)	Perquisites consist of country club dues and/or automobile allowance in each instance.

(2)	Taxable portion of the income reflected in W-2 compensation for 2006.

(3)	Portion of Group Carve Out Life Insurance premium paid by Company

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding all incentive plan awards that were made to the Senior Executives during 2006, including the incentive plan awards (equity based and non-equity based) and other planned-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards.

								All	All
								Other	Other
								Stock	Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise
		Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	or Base
		Plan Awards (1)			Plan Awards (1)			of Shares	Securities	Price of
	Grant	Thresh-		Maxi-	Thresh-		Maxi-	of Stock	Underlying	Option
Name	Date	old	Target	mum	old	Target	mum	or Units	Options	Awards
David D. Brown	10/24/2006	—	—	—	—	—	—	1,500	10,000	35.00

(1)	The Company currently has no equity or non-equity incentive compensation plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information on outstanding option and stock awards held by the Senior Executives at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option Awards					Stock Awards
								Equity Incentive
								Plan Awards
			Equity						Market or
			Incentive					Number	Payout
			Plan					of	Value of
			Awards:				Market	Unearned	Unearned
			Number			Number	Value of	Shares,	Shares,
			of			of Shares	Shares or	Units or	Units or
			Securities			or Units	Units of	Other	Other
	Number of		Underlying			of Stock	Stock	Rights	Rights
	Securities Underlying		Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Unexercised Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
John M. Mendez	12,092	—	—	$19.80	2/3/2022	—	$—	—	$—
	2,015	—		16.00	2/3/2022
	2,014	2,016		13.94	2/3/2022
	10,077	4,031		24.65	2/3/2022
	8,061	6,047		29.15	2/3/2022

David D. Brown	500	500	—	28.33	5/28/2014	1,500	59,340	—	—
	—	10,000		35.00	10/27/2016

Robert L. Buzzo	7,566	—	—	19.80	3/30/2017	—	—	—	—
	7,566	—		16.00	3/30/2017
	4,323	1,081		13.94	3/30/2017
	5,404	2,162		24.65	3/30/2017
	4,322	3,243		29.15	3/30/2017

Samuel L. Elmore	2,592	433	—	13.94	11/20/2013	1,000	39,560	—	—
	2,160	865		24.65	11/20/2013
	1,728	1,297		29.15	11/20/2013

E. Stephen Lilly	7,551	—	—	19.80	6/6/2025	—	—	—	—
	4,315	—		16.00	6/6/2025
	4,314	1,079		13.94	6/6/2025
	5,392	2,158		24.65	6/6/2025
	4,314	3,236		29.15	6/6/2025

OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information concerning exercises of stock options and vesting of stock awards for the executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized
John M. Mendez	18,139	$306,642	—	$—
David D. Brown	—	—	—	—
Robert L. Buzzo	—	—	—	—
Samuel L. Elmore	—	—	1,000	31,280
E. Stephen Lilly	6,471	138,416	—	—
Mark A. Wendel	15,000	39,080	—	—
NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes activity and balances in nonqualified deferred compensation accounts for each of the NEO’s.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at Last
Name	in Last Fiscal Year (1)	in Last Fiscal Year (1)	in Last Fiscal Year	Distributions	Fiscal Year-End
John M. Mendez	$—	$6,820	$6,659	$—	$150,758
David D. Brown	—	—	—	—	—
Robert L. Buzzo	7,320	2,415	3,394	—	94,944
Samuel L. Elmore	19,566	3,613	4,636	—	154,526
E. Stephen Lilly	5,628	4,616	11,370	—	88,541
Mark A. Wendel	6,318	—	146	—	6,464

(1)	The amounts reported under “Executive Contributions” are included each NEO’s amount under the “Salary” column in the “Summary Compensation Table”. The amounts reported under “Company Contributions” are included in each NEO’s amount under “All Other Compensation” column in the “Summary Compensation Table”.
PENSION BENEFITS
The following table shows the present value of accumulated benefits payable to each of the NEO’s, including the number of years of service credited to each such NEO under the applicable plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
John M. Mendez	Executive Retention Plan	7	$243,171	$—
David D. Brown

Robert L. Buzzo	Executive Retention Plan	7	298,077	—
Samuel L. Elmore

E. Stephen Lilly	Executive Retention Plan	7	112,106	—
Mark A. Wendel
Each NEO’s number of years credited service with respect to the SERP is different from each participating NEO’s years of service with the Corporation, because the plan was adopted after the employment date of each participating NEO.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The tables below reflect the amount of compensation to be paid to each of the named executive officers of the Company in the event of termination of employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary termination not for cause, termination for cause, termination following a change of control and in the event of death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:
•	option or stock award grants made pursuant to the 1999 or 2004 Plan that vest during the most recently completed fiscal year;

•	amounts contributed under the KSOP and the Company’s non-qualified deferred compensation plans;

•	amounts accrued and vested through the Company’s SERP would be payable as benefits for the life of the executive beginning at age 62;

•	cash surrender value of life insurance would be payable.
Payments Made Upon Retirement
In the event of the retirement of a named executive officer, in addition to the items identified above:
•	for options granted under the 1999 Plan, he will retain vested options for up to five years after normal retirement at age 62 and ninety (90) after early retirement;

•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten year term;
Payments Made Upon Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefit payments made upon termination or retirement, the named executive officer will receive under the Company’s disability plan or life insurance plan, as appropriate.
Payments Made Upon a Change of Control

The Company has entered into Employment Agreements with certain of the named executive officers, which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Company for cause) or if the executive terminates his employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Payments Made Upon Termination” the named executive officer will receive:
•	severance payments consisting of salary and benefits for a period of 35 months.

•	all stock options of the executive will automatically vest and become exercisable.
The employment agreements for Messrs. Mendez, Buzzo and Lilly are substantially similar. Forms of these agreements have been filed as Exhibits to the Company’s Form 10-Q for the quarter ended June 30, 2002 and incorporated by reference in all subsequent Forms 10-Q and 10-K.
Generally, pursuant to these agreements, a change of control is deemed to occur:
(i)	If any person acquires 30% or more of the Company’s common stock; or

(ii)	By the approval of stockholders of the Company of a reorganization, merger, consolidation, share exchange or similar transaction pursuant to which persons who were stockholders of the Company immediately prior to the effective date of such transaction do not, immediately after such date, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the surviving corporation; or

(iii)	A liquidation or dissolution of the Company; or

(iv)	The sale of all or substantially all of its assets.
The following tables show the potential payments upon termination or a change of control of the Company for each of the named executive officers. In the instance of Messrs. Mendez, Buzzo and Lilly, termination following a change of control (other than termination by the Company for cause or by reason of death or disability), they are each entitled to severance payments over time as indicated in the pertinent table.

	Salary &	Nonqualified		Carve Out
	Benefits	Def Comp (4)	SERP (6)	Life Ins (6)	Total
John M. Mendez
If early retirement occurred at Dec. 31, 2006 (5)	$—	$150,758	$64,892	$4,979	$220,629
If retirement occurred at Dec. 31, 2006 (1)	—	150,758	129,783	4,979	285,520
If termination for cause occurred at Dec. 31, 2006	—	150,758	32,446	4,979	188,183
If termination without cause occurred at Dec. 31, 2006	922,392	150,758	32,446	4,979	1,110,575
If “change in control” termination occurred at Dec. 31, 2006	1,076,125	150,758	129,783	4,979	1,361,645
If disability occurred at Dec. 31, 2006	1,578,241	150,758	32,446	4,979	1,766,424
If death occurred at Dec. 31, 2006 (2) (3)	—	150,758	895,051	875,000	1,920,809

David D. Brown
If early retirement occurred at Dec. 31, 2006 (5)	$—	$—	$—	$—	$—
If retirement occurred at Dec. 31, 2006 (1)	—	—	—	—	—
If termination for cause occurred at Dec. 31, 2006	—	—	—	—	—
If termination without cause occurred at Dec. 31, 2006	—	—	—	—	—
If “change in control” termination occurred at Dec. 31, 2006	—	—	—	—	—
If disability occurred at Dec. 31, 2006	2,282,024	—	—	—	2,282,024
If death occurred at Dec. 31, 2006 (2) (3)	—	—	—	250,000	250,000

Robert L. Buzzo
If early retirement occurred at Dec. 31, 2006 (5)	$—	$94,944	$51,114	$10,948	$157,006
If retirement occurred at Dec. 31, 2006 (1)	—	94,944	102,227	10,948	208,119
If termination for cause occurred at Dec. 31, 2006	—	94,944	25,557	10,948	131,449
If termination without cause occurred at Dec. 31, 2006	532,392	94,944	25,557	10,948	663,841
If “change in control” termination occurred at Dec. 31, 2006	621,125	94,944	102,227	10,948	829,244
If disability occurred at Dec. 31, 2006	948,405	94,944	25,557	10,948	1,115,854
If death occurred at Dec. 31, 2006 (2) (3)	—	94,944	771,287	500,000	1,366,231

	Salary &	Nonqualified		Carve Out
	Benefits	Def Comp (4)	SERP (6)	Life Ins	Total
Samuel L. Elmore (Retired effective Jan. 1, 2007)
If early retirement occurred at Dec. 31, 2006 (5)(7)	$24,371	$154,526	—	$6,960	$185,857
If retirement occurred at Dec. 31, 2006 (1)	—	154,526	—	6,960	161,486
If termination for cause occurred at Dec. 31, 2006	—	154,526	—	6,960	161,486
If termination without cause occurred at Dec. 31, 2006	—	154,526	—	6,960	161,486
If “change in control” termination occurred at Dec. 31, 2006	—	154,526	—	6,960	161,486
If disability occurred at Dec. 31, 2006	604,676	154,526	—	6,960	766,162
If death occurred at Dec. 31, 2006 (2) (3)	—	154,526	—	225,000	379,526

E. Stephen Lilly
If early retirement occurred at Dec. 31, 2006 (5)	$—	$88,541	$38,123	$—	$126,664
If retirement occurred at Dec. 31, 2006 (1)	—	88,541	76,246	—	164,787
If termination for cause occurred at Dec. 31, 2006	—	88,541	19,062	—	107,603
If termination without cause occurred at Dec. 31, 2006	532,392	88,541	19,062	—	639,995
If “change in control” termination occurred at Dec. 31, 2006	621,125	88,541	76,246	—	785,912
If disability occurred at Dec. 31, 2006	1,916,299	88,541	19,062	—	2,023,902
If death occurred at Dec. 31, 2006 (2) (3)	—	88,541	482,342	500,000	1,070,883

(1)	Presumed to be 62 on Dec. 31, 2006

(2)	Payment to beneficiary

(3)	Upon death of Named Executive Officer (“NEO”), payment of SERP life insurance benefits to beneficiary would be subject to adjustments due to any SERP benefits previously paid to NEO.

(4)	Presumes lump sum payout after 6 months

(5)	Presumed to be 55 on Dec. 31, 2006

(6)	Other than lump sum death benefits paid to beneficiary upon NEO’s death, all amounts listed under SERP would be payable to NEO for life beginning at age 62.

(7)	The amount listed under “Salary & Benefits” represents the Company’s portion of medical and dental insurance to be provided until 11/20/2011.

(8)	Other than the life insurance proceeds payable upon death, presumed at Dec. 31, 2006, the other amounts listed under “Carve Out Life Ins” represent Cash Surrender Value.
DIRECTOR COMPENSATION
The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation, as well as the skill-level required by the Corporation of its Board members.
Cash Compensation Paid to Board Members
During 2006, non-employee members of the Board of Directors received a retainer fee of $700 per month. During 2006, Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Corporation’s Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly board meetings, in which case no committee fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Directors of the Corporation may also be reimbursed for travel or other expenses incurred for attendance at Board or committee meetings. Directors who are employees of the Corporation receive no compensation for service on the Board or its committees.
Stock Option Program for Board Members
In addition, non-employee directors of the Corporation are eligible to participate in the 2001 Directors’ Stock Option Plan (the “Directors’ Option Plan”). The Directors’ Option Plan was implemented to facilitate and encourage investment in the Corporation’s future growth and continued success. No grants were made under the Director’s Option Plan in fiscal 2006.

In fiscal 2001, non-employee directors were granted options to purchase 45,000 shares of Common Stock. Considering 10% stock dividends distributed in both 2002 and 2003, as well as certain option exercises, the outstanding options exercisable at December 31, 2006, by non-employee directors were 36,206 shares. The exercise price of each option is the market value of a share of Common Stock on the date of grant adjusted for the aforementioned stock dividends. The options are fully vested and must be exercised within 10 years of grant or two years following the director’s retirement, whichever occurs first.
Directors’ Supplemental Retirement Plan
In 2001, the Corporation established a Directors’ Supplemental Retirement Plan (“Directors Plan”) for its non-employee directors. This Plan provides for a benefit upon retirement from service on the Board at specified ages depending upon length of service. Benefits under the Directors’ Plan become payable at age 70, 75 and 78 depending upon the individual director’s age and original date of election to the Board. Actual benefits payable under the Directors’ Plan are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Corporation’s tax-effected cost of funds for that plan year. Benefits under the Directors’ Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Corporation.
In connection with the Directors’ Plan, the Corporation has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with certain directors covered under the Directors’ Plan. Under the Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ Plan. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.
The Directors’ Plan also contains provisions for change of control, as defined, which allow the directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his service within 90 days following the change in control.
The Directors’ Plan was designed to retain the future services of directors. Benefits become payable in a lump sum commencing 30 days following termination of service, except for cause, prior to retirement age as defined in the Plan document.
Director Compensation Table
The following table summarizes non-employee director compensation for fiscal year 2006.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Harold V. Groome, Jr.	$21,700	$—	$—	$—	$29,884	$—	$51,584
Allen T. Hamner	20,850	—	—	—	13,637	—	20,850
B. W. Harvey	28,900	—	—	—	—	—	28,900
I. Norris Kantor	23,000	—	—	—	—	—	23,000
A. A. Modena	17,400	—	—	—	—	—	17,400
Robert E. Perkinson, Jr.	26,500	—	—	—	3,996	—	26,500
William P. Stafford	22,400	—	—	—	20,157	—	22,400
William P. Stafford, II	24,300	—	—	—	1,185	—	24,300

2. TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE THE MANDATORY RETIREMENT
AGE FOR DIRECTORS OF THE CORPORATION
At the Annual Meeting, stockholders will be asked to consider and approve a proposal to amend the Corporation’s Articles of Incorporation, as amended (“Articles of Incorporation”) to eliminate current mandatory retirement age of seventy (70) for directors of the Corporation. The amendment to eliminate the mandatory retirement age was unanimously approved by the Board of Directors at its regularly scheduled meeting on February 27, 2007.
The Articles of Incorporation currently prohibit any person who has attained the age of 70 years to be elected or appointed as a director of the Corporation; provided, however that every person, otherwise eligible, who was serving as a director of the Corporation on December 31, 1990 shall continue to be eligible for re-election as a director of the Corporation regardless of age. As currently written, the Articles of Incorporation permit the following directors to remain eligible for re-election without regard to age: (Messrs. Harvey, Stafford, Kantor and Modena). The proposed amendment to the Articles of Incorporation would permit all current and future directors to be eligible for re-election as a director of the Corporation regardless of age. If the amendment is authorized, the last sentence of the second paragraph of Article SIXTH of the Corporation’s Articles of Incorporation would be deleted and amended to read as follows:
“Every person, otherwise eligible, who is currently elected or who shall be elected or appointed a director of the Corporation, shall continue to be eligible for re-election as a director of the Corporation regardless of age.”
The Corporation is seeking stockholder approval to amend its Articles of Incorporation for several reasons. The Board of Directors has determined that the age of its individual directors has no bearing on the Board of Directors’ ability to provide the Corporation with input and guidance regarding the Corporation’s current or future operations. The Board of Directors has determined that the ineligibility of any particular director due to attaining the age of 70 years is a detriment to the Corporation and a search for additional directors caused by retirement of ineligible directors due to age serves as a distraction to the continued focus and understanding of the Corporation’s business interests that has traditionally been acquired through years of experience gained through Board service. Further, the Corporation does not discriminate on the basis of age, race, religion, sex, national origin, marital status, or physical or mental handicap. The Board of Directors believes that continued service beyond age 70 serves the best ongoing interests of the Corporation.
If stockholders of the Corporation approve the proposed amendment to the Articles of Incorporation, the Corporation will file articles of amendment to the Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada reflecting the elimination of a mandatory age for directors.
THE BOARD OF DIRECTORS OF THE CORPORATION UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE CORPORATION VOTE “FOR” APPROVAL OF ADOPTION OF THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE A MANDATORY RETIREMENT AGE FOR DIRECTORS.

3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Effective on May 10, 2006, the Corporation selected Dixon-Hughes PLLC (“Dixon-Hughes”) as its new Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2006. During the two most recent fiscal years and subsequent interim period prior to its selection as independent accountants, Dixon Hughes had not been consulted by the Corporation on any of the matters referenced in Regulation S-K Item 304(a)(2)(i) or (ii). Stockholders are being asked to ratify the selection of Dixon Hughes, as the Independent Registered Public Accounting Firm of the Corporation and its subsidiaries for the fiscal year ending December 31, 2007.
Dixon Hughes has no relationship with the Corporation or its subsidiaries except in its capacity as proposed Independent Registered Public Accounting Firm. In connection with its audit of the Corporation’s financial statements for the year ending December 31, 2007, Dixon Hughes will review the Corporation’s annual report to stockholders and its filings with the Securities Exchange Commission and will conduct reviews of quarter reports to stockholders.
The Audit Committee of the Board of Directors has recommended to the Board of Directors the Dixon Hughes be appointed as the Independent Registered Public Accounting Firm for the year ending December 31, 2007. The Board of Directors has made that appointment and recommends that the stockholders ratify the selection of Dixon Hughes as Independent Registered Public Accounting Firm for the ensuing year.
A representative of Dixon Hughes is expected to be present at the Annual Meeting to respond to stockholders’ questions and to make a statement if the representative so desires.
Change of Independent Registered Public Accounting Firm
On May 10, 2006, the Audit Committee of the Corporation approved the dismissal of Ernst & Young LLP (“E&Y”) as the Independent Registered Public Accounting Firm for the Corporation. The report of E&Y on the consolidated financial statements of the Corporation for the years ended December 31, 2005 and 2004, contained no adverse opinion or disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2005 and 2004, and through May 10, 2006, there were no disagreements with E&Y on any accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of E&Y would have caused it to make a reference to the subject matter of the disagreements in connection with its report on the Corporation’s financial statements for such years. No reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K occurred during the years ended December 31, 2005 and 2004, and through May 10, 2006. The Corporation provided a copy of the foregoing disclosures to E&Y prior to the date of the filing of its Current Report on Form 8-K, which was filed on May 15, 2006 (the “Form 8-K”) and requested that E&Y furnish it with a letter addressed to the United States Securities and Exchange Commission stating whether or not it agrees with the above disclosures. A copy of the E&Y letter furnished in response to that request was filed as Exhibit 16 to the Form 8-K.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.
OTHER MATTERS
All properly executed proxies received by the Corporation will be voted at the Annual Meeting in accordance with the specifications contained thereon. The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the proxy materials enclosed will vote in accordance with their judgment upon such matter.
ANNUAL REPORTS

A copy of the Corporation’s Report on Form 10-K for the year ended December 31, 2006 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.
Upon receipt of a written request, the Corporation will furnish to any stockholder without charge a copy of the Corporation’s Annual Report on Form 10-K for fiscal 2006 required to be filed under the Exchange Act. Such written requests should be directed to the Chief Financial Officer, First Community Bancshares, Inc., P. O. Box 989, One Community Place, Bluefield, Virginia 24605-0989. The Form 10-K is not part of the proxy solicitation materials.
STOCKHOLDERS’ PROPOSALS
Stockholders may communicate with the Board of Directors by sending a letter to the First Community Bancshares, Inc. Board of Directors, c/o Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.
If any stockholder intends to include a proposal in the Corporation’s proxy statement for the 2008 Annual Meeting, such proposal must be submitted to Robert L. Buzzo, Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia, 24605-0989, and received by the Corporation at its principal executive offices on or before November 20, 2007. Otherwise, such proposal will not be considered for inclusion in the Corporation’s Proxy Statement for such meeting. In order to be considered for possible action by stockholders at the 2008 Annual Meeting of Stockholders, stockholder proposals not included in the Corporation’s proxy statement must be submitted to Robert L. Buzzo, Corporate Secretary, at the address set forth above, no later than February 5, 2008.
You are urged to properly complete, execute and return the enclosed form of proxy or vote via the Internet or toll free number provided elsewhere in the proxy material.
By Order of the Board of Directors
Robert L. Buzzo, Secretary to the Board
March 22, 2007

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, IF AUTHORITY IS NOT WITHHELD OR IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3 BELOW.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1. The Election of 3 directors - Class of 2010.

01 Allen T. Hamner
02 B. W. Harvey			FOR
03 John M. Mendez	FOR	WITHHOLD	All Except
	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Amend the Articles of Incorporation of the Corporation to allow director nominees over the age of 70 to stand for election or re-election to the Board of Directors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	The ratification of Dixon Hughes PLLC as independent registered public accountants.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

	Please check if you plan to attend the Stockholder’s Meeting on April 24, 2007.		☐

Signature	Signature	Date	, 2007

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED. Please sign your name(s) exactly as shown imprinted hereon. If more than one name appears as part of the registration name, all names must sign. If acting as executor, trustee or other fiduciary capacity, please sign as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/FCBC		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY
FIRST COMMUNITY BANCSHARES, INC.
ONE COMMUNITY PLACE
BLUEFIELD, VIRGINIA 24605
ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby constitutes and appoints Steven G. Layfield and Jeffery L. Farmer, or either of them, attorney and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of First Community Bancshares, Inc. to be held on Tuesday April 24, 2007, at the Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia, at 11:30 A.M., local time, and any adjournments thereof, with all power then possessed by the undersigned, and to vote, at that meeting or any adjournment thereof, all shares which the undersigned would be entitled to vote if personally present.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲